Exhibit 99.1

Contact:	Arash A. Khazei
Chief Financial Officer
United PanAm Financial Corp.
Tel: 949.224.1227
e-mail: akhazei@upfc.com

News Release

UNITED PANAM FINANCIAL CORP. ANNOUNCES

FIRST QUARTER 2007 RESULTS

Irvine, California – April 25, 2007—United PanAm Financial Corp. (Nasdaq: UPFC) today announced results for its first quarter ended March 31, 2007.

For the quarter ended March 31, 2007, UPFC reported income of $3.0 million from continuing operations, compared with income of $6.8 million for the same period a year ago. Interest income increased 21% to $53.2 million for the quarter ended March 31, 2007 from $44.1 million for the same period a year ago. UPFC reported income of $0.18 per diluted share from continuing operations for the quarter ended March 31, 2007 compared to $0.36 per diluted share for the same period a year ago.

UPFC purchased $167.6 million of automobile contracts during the first quarter of 2007, compared with $145.8 million during the same period a year ago, representing a 15% increase. Automobile contracts outstanding totaled $866.9 million at March 31, 2007, compared with $716.9 million at March 31, 2006, representing a 21% increase. During the first quarter of 2007, UPFC opened 6 new auto finance branches bringing its total to 137 branches in 35 states.

The two major factors affecting the Company’s earnings for the quarter ended March 31, 2007 continue to be the increase in provision for loan losses and interest expense. The increase in the provision for loan losses for the quarter ended March 31, 2007 was the result of increased loan balance and defaults due to the slowing consumer finance sector resulting in increased losses. The Company’s annualized net charge-offs increased to 5.62% for the three months ended March 31, 2007 from 4.53% for the same period a year ago. The increase in interest expense in 2007 was the result of higher market interest rates, coupled with the pay down of lower priced securitizations.

The decrease in income from continuing operations for the first quarter of 2007 compared to the first quarter of 2006 primarily reflects the following:

•

Interest income increased approximately $9.1 million or 21% to $53.2 million from $44.1 million due primarily to the increase in average loans of $148.8 million as a result of the purchase of additional automobile contracts in existing and new markets consistent with the planned growth of these operations.

•

Interest expense increased 40% to $10.5 million from $7.5 million primarily due to the growth in the loan portfolio, higher market interest rates, coupled with the pay down of lower priced securitizations. As a result, net interest margin decreased from 82.9% for the quarter ended March 31, 2006 to 80.3% for the quarter ended March 31, 2007.

•

Provision for loan losses increased during the quarter due to a $148.8 million increase in average loans and an increase in the annualized charge-off rate of 5.62% for the quarter ended March 31, 2007 compared with 4.53% for the same period a year ago.

•

Non-interest expense as a percentage of average loans increased to 11.39% from 11.35% primarily as a result of investment in corporate accounting, human resources, training and information technology to support continued branch expansion and higher collection costs.

In response to current trends in the economy, UPFC has continued to tighten its underwriting criteria and strengthen its collection policies to better manage the loan portfolio, which has resulted in decreased delinquency from 0.93% at December 31, 2006 to 0.55% at March 31, 2007.

During the quarter ended March 31, 2007, UPFC repurchased 731,398 shares of its common stock under its publicly announced share repurchase program at an average price of $12.61 per share for an aggregate purchase price of $9.2 million. The share repurchase program has reduced the percentage of outstanding shares by 4% to 16,009,186 at March 31, 2007 from 16,713,838 at December 31, 2006.

“First quarter showed continued controlled growth of 21% in both automobile contracts outstanding and interest income,” said Guillermo Bron, Chairman. “In response to the slowing of the consumer finance sector we have tightened our underwriting and collection policies to maintain the quality of our portfolio.”

Securitizations

The following table lists each of UPFC’s securitizations as of March 31, 2007:

Issue Number	Issuance Date	Maturity Date (1)	Original Balance	Remaining Balance at March 31, 2007
(Dollars in thousands)
2004A	September 2004	September 2010	$420,000	$55,283
2005A	April 2005	December 2010	$195,000	$59,325
2005B	November 2005	August 2011	$225,000	$103,618
2006A	June 2006	May 2012	$242,000	$163,509
2006B	December 2006	August 2012	$250,000	$221,552

			$1,332,000	$603,287

(1)	Contractual maturity of the last maturity class of notes issued by the related securitization owner trust.

The average monthly borrowing balance on the Company’s warehouse facility was $66.0 million for the quarter ended March 31, 2007.

Financial Outlook

For the full year 2007, UPFC projects its diluted earnings per share from continuing operations to range from $1.05 to $1.15. This projection assumes opening additional 18 to 20 branches, a constant interest rate environment and annualized charge-offs as a percentage of average loans of 5.45% for the remainder of 2007.

United PanAm Financial Corp.

UPFC is a specialty finance company engaged in automobile finance, which includes the purchasing, warehousing, securitizing and servicing of automobile installment sales contracts originated by independent and franchised dealers of used automobiles. UPFC conducts its automobile finance business through its wholly-owned subsidiary, United Auto Credit Corporation, with 137 branch offices in 35 states.

Forward Looking Statements

Any statements set forth above that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act (“SLRA”) of 1995, including statements concerning the Company’s strategies, plans, objectives, intentions and projections. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “realize,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Such statements are subject to a variety of estimates, risks and uncertainties, known and unknown, which may cause the Company’s actual results to differ materially from those anticipated in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as our recent shift of the funding source of our business; our dependence on securitizations; our need for substantial liquidity to run our business; loans we made to credit-impaired borrowers; reliance on operational systems and controls and key employees; competitive pressures which we face; rapid growth of our business; fluctuations in market rates of interest; general economic conditions; the effects of accounting changes; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. UPFC undertakes no obligation to publicly update or revise any forward-looking statements.

# # #

Editors Note: Four pages of selected financial data follow.

United PanAm Financial Corp. and Subsidiaries

Consolidated Statements of Financial Condition

(Dollars in thousands)	March 31, 2007	December 31, 2006
Assets

Cash	$7,623	$8,389
Short term investments	5,646	19,905

Cash and cash equivalents	13,269	28,294
Restricted cash	79,444	67,987
Loans	824,253	774,075
Allowance for loan losses	(38,907)	(36,037)

Loans, net	785,346	738,038
Premises and equipment, net	5,148	5,034
Interest receivable	9,003	9,018
Other assets	28,447	31,118

Total assets	$920,657	$879,489

Liabilities and Shareholders’ Equity

Securitization notes payable	$603,287	$698,337
Warehouse line of credit	141,757	—
Accrued expenses and other liabilities	10,947	10,977
Junior subordinated debentures	10,310	10,310

Total liabilities	766,301	719,624

Preferred Stock (no par value):
Authorized, 2,000,000 shares; no shares issued and outstanding at March 31, 2007 and December 31, 2006	—	—
Common stock (no par value):
Authorized, 30,000,000 shares; 16,009,186 and 16,713,838 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	52,079	60,614
Retained earnings	102,277	99,251

Total shareholders’ equity	154,356	159,865

Total liabilities and shareholders’ equity	$920,657	$879,489

United PanAm Financial Corp. and Subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)	Three Months Ended March 31,
	2007	2006
Interest Income
Loans	$52,279	$43,518
Short term investments and restricted cash	945	586

Total interest income	53,224	44,104

Interest Expense
Securitization notes payable	9,200	5,937
Warehouse line of credit	1,103	1,394
Other interest expense	210	191

Total interest expense	10,513	7,522

Net interest income	42,711	36,582
Provision for loan losses	14,481	6,798

Net interest income after provision for loan losses	28,230	29,784

Non-interest Income
Redemption of preferred stock-investment in AirTime Technologies, Inc.	—	520
Other non-interest income	347	264

Total non-interest income	347	784

Non-interest Expense
Compensation and benefits	15,339	12,224
Occupancy	2,183	1,677
Other non-interest expense	6,011	5,378

Total non-interest expense	23,533	19,279

Income from continuing operations before income taxes	5,044	11,289
Income taxes	2,018	4,516

Income from continuing operations	3,026	6,773
Loss from discontinued operations, net of tax	—	(684)

Net income	$3,026	$6,089

Earnings (loss) per share-basic:
Continuing operations	$0.18	$0.39
Discontinued operations	0.00	(0.04)

Net income	$0.18	$0.35

Weighted average basic shares outstanding	16,441	17,179

Earnings (loss) per share-diluted:
Continuing operations	$0.18	$0.36
Discontinued operations	0.00	(0.04)

Net income	$0.18	$0.32

Weighted average diluted shares outstanding	17,041	18,963

United PanAm Financial Corp. and Subsidiaries

Consolidated Statement of Changes in Shareholders’ Equity

	Number of Shares	Common Stock	Retained Earnings	Total Shareholders’ Equity
	(Dollars in thousands)
Balance, December 31, 2006	16,713,838	$60,614	$99,251	$159,865
Net income	—	—	3,026	3,026
Exercise of stock options, net	26,746	144	—	144
Repurchase of common stock	(731,398)	(9,249)	—	(9,249)
Stock-based compensation expense	—	570	—	570

Balance, March 31, 2007	16,009,186	$52,079	$102,277	$154,356

United PanAm Financial Corp. and Subsidiaries

Selected Financial Data

(Dollars in thousands)	At or For the Three Months Ended
	March 31, 2007	March 31, 2006
Operating Data
Contracts purchased	$167,640	$145,794
Contracts outstanding	$866,937	$716,940
Unearned acquisition discounts	$(42,684)	$(35,475)
Unearned acquisition discounts to gross loans	4.92%	4.95%
Average percentage rate to customers	22.64%	22.72%

Loan Quality Data
Allowance for loan losses	$(38,907)	$(28,204)
Allowance for loan losses to gross loans net of unearned acquisition discounts	4.72%	4.14%
Delinquencies (% of net contracts)
31-60 days	0.36%	0.39%
61-90 days	0.11%	0.15%
90+ days	0.08%	0.08%

Total	0.55%	0.62%
Repossessions over 30 days past due (% of net contracts)	0.44%	0.37%
Annualized net charge-offs to average loans(1)	5.62%	4.53%

Other Data
Number of branches at the end of period	137	113
Interest Income	$53,224	$44,104
Interest Expense	$10,513	$7,522
Net interest margin	$42,711	$36,582
Net interest margin as a percentage of interest income	80.25%	82.94%
Net interest margin as a percentage of average loans (1)	20.68%	21.53%
Non-interest expense to average loans (1)	11.39%	11.35%
Return on average assets from continuing operations (1)	1.37%	3.74%
Return on average shareholders’ equity (1)	7.79%	17.25%
Consolidated capital to assets ratio	16.77%	18.18%

(1)	Quarterly information is annualized for comparability with full year information.